EXHIBIT 99.6


                             February 26, 1997

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                                ADT LIMITED

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                                  - and -

                             -----------------

                             STEPHEN J. RUZIKA

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                             EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on February 27, 1997 BETWEEN:

(1) ADT LIMITED whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda (the "Company"); and

(2)   STEPHEN J. RUZIKA of 5753 St. Anne's Way, Boca Raton, FL 33496

IT IS AGREED as follows:

1.    Interpretation

(1) In this agreement, unless otherwise expressly stated, in addition to terms defined elsewhere herein:

"Associated Company" means:

(a) a company ("first company") whose equity share capital is owned as to at least 20 per cent by a different company ("second company") or one of the second company's Subsidiaries, and which first company is not a Subsidiary of the second company; and

(b)   A Subsidiary of a first company within (a) above;

"Board" means the Board of Directors of the Company;

"Group" means the Company and its Subsidiaries and Associated Companies for the time being and "Group Company" means any one of them;

"Subsidiary" means a subsidiary company as defined by section 86 of the Companies Act 1981 of Bermuda (as amended);

"Termination for Cause" means a termination of the employment of the Executive by the Company as described in paragraphs (3) to (5) of clause 13 below;

"Termination upon Disability" means a termination of the employment by the Executive by the Company as described in paragraph (1) of clause 13 below:

"Termination for Good Reason" means a termination of his employment by the Executive as described in paragraph (1) of clause 14 below.

(2) References in this agreement to persons include bodies corporate and unincorporated associations and references to companies include any bodies corporate.

(3) Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment for the time being in force.

(4) Paragraphs (1) to (3) above apply unless the contrary intention appears and the headings in this agreement do not affect its interpretation.

2.    Conditional agreement

(1) This entire agreement and the respective rights and obligations of the parties to this agreement are conditional upon ratification of this agreement by resolutions of the Remuneration Committee of the Board and of the Board itself, the terms of which ratification shall be unconditional and without qualification. In the event that the foregoing condition is not satisfied in full on or before midnight on February 27, 1997, this entire agreement shall never become effective and shall be null and void absolutely and neither the Executive nor the Company nor any of the directors or officers of the Company shall be under any liability arising out of or in connection with this agreement.

(2) The existing oral employment arrangements between the Executive and the Company shall not cease to have effect unless and until the condition set out in paragraph (1) above has been satisfied in full.

3.    Term of the agreement

Subject to clauses 13 and 14 below, the term of employment of the Executive under this agreement (the "Term") shall be as follows:

     (a) the Term shall commence on March 1, 1997 and, subject to (b) below, shall terminate on February 28, 1999; and

     (b) commencing on March 1, 1999 and on each March 1 thereafter (each a "Renewal Date"), the Term shall be automatically extended for an additional period of twenty-four months, unless not less than 90 days immediately preceding any such Renewal Date, either the Company or the Executive shall have given notice that it or he does not wish to extend the Term for such additional period in which event the Term shall terminate without such extension.

4.    Duties of the Executive

(1) The Executive shall be employed by a subsidiary of the Company in the United States procured by it, as the Company's Chief Financial Officer and as the President of the Company's subsidiaries ADT Security Services, Inc., ADT Operations, Inc. and ADT, Inc. on the terms set out in this agreement and shall perform his duties and exercise his powers in a manner consistent with such offices. Unless prevented by ill-health, accident or disability, the Executive shall devote such time (both inside and outside of normal business hours) to the affairs of the Group as is necessary for the proper fulfilment of his duties.

(2) The Executive shall report directly and exclusively to the Board and its Chairman and shall comply with the proper instructions of the Board and its Chairman.

5.    Salary

(1) The Executive shall receive a base salary of US$694,500 per annum subject to such adjustment as may be made pursuant to this clause 5.

(2) On April 1, 1997, and on each April 1 thereafter the Executive's base salary shall be reviewed by the Board which may, in its discretion, adjust his base salary based upon relevant circumstances. The Company shall not, without the Executive's prior written consent, reduce the Executive's base salary unless such reduction:

      (a) occurs only once during the Term and does not exceed 15% of the Executive's base salary current at that time; and

      (b) comprises part of a general reduction in base salaries of executive directors of the Company

(3) The Executive's base salary shall accrue from day to day by equal installments in arrears on the last day of every month and shall be inclusive of any fees receivable by the Executive as a director of any Group Company.

6.    Incentive bonus payments

(1) In respect of each fiscal year of the Company, the Executive shall be entitled to receive such incentive bonus payment as may be determined by the Remuneration Committee of the Board.

(2) In the event that there is any combination of the Company with another company or any capital restructuring of the Company which occurrence is not contemplated by the terms of a bonus incentive as so determined, or any other occurrence similar to any of the foregoing, and as a result thereof the amount or value of any incentive bonus payment referred to above would be, or might reasonably be expected to be, significantly affected thereby, appropriate adjustment(s) will, at the request of either party hereto, be negotiated to establish amended or alternative terms to such schedule to yield an equitable and comparable result.

(3) The foregoing is without prejudice to the existing rights of the Executive under the bonus plan approved by the Remuneration Committee of the Board in November 1996, under which Executive is to receive certain payments related to the price of the Company's common shares, which shall remain in effect in accordance with its terms.

7.    Stock Options

(1) Save to the extent prohibited by applicable laws, the Executive shall be eligible to participate in all compensation and benefit plans of the Company, whether or not presently in existence, relating to the grant of equity-related incentives to executives of the Company including, without limitation, the ADT Senior Executive Share Option Plan, the
      ADT Long Term Incentive Plan and any other stock option plan of the Company (together the "ADT Option Plans"). The foregoing shall not entitle the Executive to a grant of options or similar rights under any such plan unless otherwise agreed by the Board and the Executive (whether in this agreement, or otherwise).

(2) The foregoing is without prejudice to the existing rights of the Executive under the ADT Option Plans.

8.    Pension and related benefits payments

(1) The Executive shall be entitled to participate in any pension or similar programs maintained for senior management personnel by the subsidiary of the Company by which he is actually employed or as may be agreed by the parties from time to time.

(2) The foregoing is without prejudice to the existing rights of the Executive under any pension or similar programs.


9.    Other Benefits

Save for pension and related benefits, the Executive shall be entitled to receive all other benefits generally made available to executives of the Company as agreed with the Chairman.

10.   Reimbursement for expenses

The Company shall reimburse (or procure a Subsidiary to reimburse) the Executive (on production of such evidence as may be required by any relevant regulatory authority) the amount of all traveling and other expenses properly and reasonably incurred by him in the discharge of his duties.

11.   Holidays

The Executive shall be entitled a reasonable period of holiday with pay in every year at times convenient to the Company, as agreed with the Chairman.

12.   Gratuities and Codes of Conduct

(1) The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any Group Company.

(2) The Executive shall comply with all codes of conduct and with all applicable rules and regulations of any relevant regulatory authority, in each case from time to time adopted by the Board.

13.   Termination of the employment by the Company

(1) The Company may terminate the employment (but without prejudice to any other rights of the Company) upon (i) the death of the Executive or (ii) upon the Executive attaining the age of 60 or (iii) if he is unable properly to perform his duties by reason of ill-health (mental or physical), accident or other disability for a period or periods aggregating at least 180 days in any period of 12 consecutive months and, in the case of (iii) above, within 90 days after a written notice has been served upon the Executive notifying him of his lack of proper performance as aforesaid, he shall not have returned to the proper performance of his duties.

(2) Any question as to the existence of any ill-health, accident or other disability referred to in (iii) of paragraph (1) above upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made in writing to the Company and to the Executive shall be by any adult member of the immediate family of Executive), and approved by the Company. The determination of such physician made final and conclusive for all purposes of this agreement. The Executive's full compensation (including, but not limited to, base salary and payments under clauses 6 and 8 above) shall continue to be payable to him during any periods of ill-health, accident or disability up to the date of termination of his employment under paragraph (1) above.

(3) The Company may terminate the employment (but without prejudice to any other rights of the Company) if the Executive:

      (a) wilfully and continually fails substantially to perform his duties with the Company or wilfully and continually commits a material breach of this agreement (other than any such failure or such material breach resulting from his incapacity due to ill-health, accident or other disability or any such actual or anticipated failure or material breach resulting from circumstances constituting grounds for Termination for Good Reason by the Executive) for a period of 30 days after a written demand for substantial performance or substantial remedy of the material breach, as the case may be, has been delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties or specifically identifies the material breach which the Board believes that the Executive has committed, as the case may be; or

      (b) wilfully engages in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

(4) For purposes of paragraph (3) above, no act or failure to act on the Executive's part shall be deemed to have been done or omitted to be done "wilfully" unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was, in the case of (a) of paragraph (3) above, in the best interests of the Company and, in the case of (b) of paragraph (3) above, in or not opposed to the best interests of the Company.

(5) Notwithstanding the provisions of paragraph (3) above, the employment of the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a notice of termination pursuant to subclause 15(2)(c) below which shall be delivered together with a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of a majority of the entire membership of the Board (not counting the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in subparagraphs (a) or
      (b) of paragraph (3) above and specifying the particulars thereof in detail.

(6) With effect from the date upon which the Company serves a notice upon the Executive convening a meeting of the Board for the purpose described in paragraph (5) above, the Board may (by service of the same or a separate notice upon the Executive) suspend all or any of the Executive's duties and powers on such terms as it considers expedient. The foregoing suspension shall not exceed 14 days and the decision of the Board to impose the same shall require a resolution duly adopted by the affirmative vote ( which cannot be delegated) of a majority of the entire membership of the Board (not counting the Executive). The foregoing suspension shall not constitute a circumstance entitling the Executive to terminate his employment pursuant to subclause 14(1) (Termination for Good Reason) but shall be without prejudice to the right of the Executive to terminate his employment pursuant to subclause 14(2).

14.   Termination of the employment by the Executive

(1) The Executive may terminate his employment (but without prejudice to any other rights of the Executive) with immediate effect if, without the Executive's prior written consent:

      (a) the Executive is removed from either or both of his positions as Chief Financial Officer of the Company and President of ADT Security Services, Inc. for any reason; or

      (b) the Executive is assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his positions as aforesaid; or

      (c) the Company fails to pay or procure the payment to or on behalf of the Executive any amounts otherwise vested and due hereunder including any incentive bonus payment or pension and related benefits payment; or

      (d) a reduction is made in the Executive's base salary (as the same may have been adjusted from time to time) which reduction is not permitted under the provisions of subclause 5(2) above; or

      (e) the Company fails to continue in effect any compensation or benefits plan in which the Executive participates, including but not limited to the ADT Option Plans or any additional or substitute plans, unless a fair and equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Executive with substantially similar compensation or benefits) is made with respect to such plan(s) or the Company fails to continue the Executive's participation in any such plan(s) on a substantially similar basis, both in terms of the amount of benefits or compensation provided and the level of the Executive's participation relative to other participants; or

      (f) the Company fails to continue to provide the Executive with benefits substantially as favorable as those enjoyed by the Executive under any of the Group's life insurance, medical, health and accident, disability, deferred compensation or savings plans in which the Executive is participating or the Company takes any action which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at that time; or

      (g) the Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement, as contemplated by clause 19 below; or

      (h) the Company purports to terminate the Executive's employment or otherwise dismiss him in a manner which is not effected in accordance with the requirements of clause 15 below (and, if applicable, the requirements of paragraphs (3) to (5) of clause 13 above); or

      (i) the Company commits any other breach of its obligations under this agreement;

which act, omission, failure or breach, in the cases of paragraphs (c), (e),
(f), (h) and (i) only, has not been remedied by the Company to the reasonable satisfaction of the Executive within a period of 30 days following written notice of such breach by or on behalf of the Executive to the Company.

(2) Notwithstanding any other provision of this agreement, the Executive may terminate his employment (but without prejudice to any other rights of the Executive) at any time by giving to the Company a minimum of 90 days' written notice of termination which notice shall refer to this subclause 14(2). In the event of a service of a notice of termination of the employment of the Executive pursuant to this subclause 14(2), the Executive shall not be entitled to payment of the amounts described in subclause 16(3) below (irrespective of whether or not the employment of the Executive is terminated by him in circumstances constituting Termination for Good Reason) provided that if during the 90 day notice period there occurs one or more of the circumstances described in subclause 14(1)(a) or (b) above (other than circumstances agreed to in writing between the Company and the Executive) the Executive shall be entitled to terminate his employment for Good Reason. Such notice of termination may not be withdrawn except with the agreement of the Board.

15.   Miscellaneous provisions applicable to termination of employment


(1) Any purported termination of the employment of the Executive by either party (including any termination by expiry of the original Term or any extended Term) shall be communicated by written notice of termination to the other party. Save in the case of a notice under clause 3 above or in accordance with subclause 14(2) above, such notice of termination shall indicate the specific termination provision in this agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of such employment.

(2)   For the purposes of this agreement, "Date of Termination" shall mean:

      (a) in the case of expiry of the Term under clause 3 above, the date of such expiry of the Term in accordance with such clause (whether original or as extended);

      (b) in the case of Termination upon Disability, the date of death or the date upon which the Executive attains the retirement age of 60 or 90 days after the relevant notice of Termination is given, as the case may be;

      (c) in the case of Termination for Cause, the date specified in the relevant notice of termination which shall not be less than 30 not more than 60 days from the date such notice of termination is given;

      (d) in the case of Termination for Good Reason, the date specified in the relevant notice of termination which may be the date upon which such notice is given; and

      (e) in the case of a termination of the agreement in accordance with subclause 14(2) above, the date of expiry of the notice period set out in the relevant notice of termination;

provided that (except in the case of a termination of the agreement in accordance with subclause 14(2) above) if, within 30 days after any notice of termination is given the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitration tribunal or a court of competent jurisdiction (which is not appealable or the time for appeal therefrom has expired and no appeal has been perfected).

(3) Notwithstanding any dispute concerning the Date of Termination, the Company shall continue to pay the Executive his full compensation (including, but not limited to, base salary and payments under clauses 6 and 8 above) in effect when the notice giving rise to the dispute was given, and continue the Executive as a participant in all equity incentive, compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with paragraph (2) above.

16.   Amounts to be paid upon termination of employment

(1) If the employment of the Executive terminates upon expiry of the Term in accordance with clause 3 above (whether the original Term or as extended) or if such employment is terminated by the Company in circumstances constituting Termination for Cause or if such employment is terminated by the Executive in accordance with subclause 14(2) above, then, not later than 15 days following the Date of Termination, the Company shall pay to the Executive:

      (a) his full base salary up to and including the Date of Termination plus all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company; and

      (b) the payments described in clauses 6 and 8 above, as the case may be, apportioned on a time basis between the number of days elapsed prior to and including the Date of Termination and the number of days remaining in the relevant fiscal year of the Company during which the Date of Termination falls.

(2) If the employment of the Executive is terminated by the Company in circumstances constituting Termination upon Disability, then, not later than 15 days following the Date of Termination, the Company shall pay to the Executive (or his estate) or on his behalf:

      (a) his full base salary up to and including the Date of Termination plus all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company;

      (b) in lieu of any further base salary payments to the Executive (or his estate) for periods subsequent to the Date of Termination, a lump sum payment (the "Disability Payment") equal to two times the Executive's entire base salary for a period of twelve months at the highest rate in effect during the term of his employment hereunder; and

      (c) the payments described in clauses 6 and 8 above, as the case may be, apportioned on a time basis between the number of days elapsed prior to and including the Date of Termination and the number of days remaining in the relevant fiscal year of the Company during which the Date of Termination falls.

(3) If the employment of the Executive is terminated by the Company other than in circumstances referred to in paragraph (1) and (2) above or by the Company in any manner inconsistent with clause 15 above or if such employment is terminated by the Executive in circumstances constituting Termination for Good Reason (other than a Termination for Good Reason subsequent to service of a notice of termination by the Executive pursuant to subclause 14(2) above), then (but not otherwise):

      (a) not later than 15 days following the Date of Termination, the Company shall pay to the Executive his full base salary up to and including the Date of Termination plus all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company;

      (b) In addition, not later than 15 days following the Date of Termination, the Company shall make to the Executive the payment described in clause 6 above apportioned on a time basis between the number of days elapsed prior to and including the Date of Termination and the number of days remaining in the relevant fiscal year of the Company during which the Date of Termination falls;

      (c) in addition, in lieu of any further base salary payments to the Executive and any further payments pursuant to clause 6 above, in each case for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive, not later than 15 days following the Date of Termination, a lump sum equal to twice (x plus y) where:

x is equal to the Executive's entire salary for a period of 12 months at the highest rate in effect during the term of his employment hereunder; and

y is equal to the average amount (by reference to each fiscal year of the Company) paid or due and payable to the Executive pursuant to clause 6 above, where the "average amount" is equal to the average of the two previous complete fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination falls, provided that in no circumstances shall y be less than the Executive's entire base salary for a period of 12 months at the highest rate in effect during the term of his employment hereunder;

      (d) for a 12 month period after such termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Date of Termination provided that benefits otherwise receivable by the Executive pursuant to this subparagraph (a) shall be reduced to the extent comparable benefits are actually received by the Executive during the 12 month period following termination and any such benefits actually received by the Executive shall be reported to the Company.

(4) Except as may be specifically provided in this agreement or agreed in writing between the parties, the Executive shall not be required to mitigate the amount of any payment provided for in this clause 16 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this clause be reduced by any compensation earned by the Executive as the result of employment by another employer or by death, pension or related retirement benefits payable otherwise than pursuant to the provisions of this agreement whether after the Date of Termination or otherwise.

(5) In the event that any compensation is payable to the Executive hereunder during a time when he is partially or totally disabled in circumstances where such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the term of any plan or policy of the Company, the compensation payable hereunder shall be inclusive of any such income or salary continuation. If any such payments are payable directly to the Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid by such insurance company to him shall be inclusive of the payments made by the Company pursuant to this clause.

17.   Protection of the Group's interests

(1) Except for actions taken in the course of his employment hereunder or with the prior written consent of the Company, the Executive shall not either during the Term or at any time afterwards divulge or furnish to any person any information of a private, confidential or secret nature obtained by him while in the employ of the Company and, upon termination of his employment hereunder, the Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof and shall surrender to the Company all other property of the Company in his possession or under his control.

(2) For the purposes of this clause 17, "person" and "group" shall be interpreted in the manner as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and "beneficial owner" shall mean the same as such term is defined in Rule 13d-3 under such Act, as amended, except that a person shall be deemed to be the beneficial owner of all securities that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60 day period referred to in such Rule.

(3) Further, for the purposes of this clause 17 only, the term "Group" shall mean the Company and its Subsidiaries for the time being and the term "Group Company" means any one of the Company and its Subsidiaries for the time being.

(4) During the term of his employment hereunder, the Executive shall not directly or indirectly be engaged in competition with, or be interested in any business which competes, directly or indirectly, with any business of the Company or any Group Company.


(5) The Executive covenants with the Company (for itself and as trustee for each Group Company) that he will not, for a period of nine months from the Date of Termination (or such earlier date as the Company and the Executive may agree to be the effective date of termination of the employment of the Executive hereunder), except with the prior written consent of the Company:

      (a) be interested in any vehicle auction or electronic security services business which is carried on in the United States and which is directly competitive with any such business carried on at the Date of Termination by a Group Company; or

      (b) except on behalf of a Group Company, canvass or solicit business, orders or custom for services similar to those being provided by any Group Company carrying on a vehicle auction or electronic security services business in the United States at the Date of Termination from any person who is at that date or has been at any time within twelve months ending on that date a supplier or customer of such a Group Company; or

      (c) induce or attempt to induce any supplier of a Group Company carrying on a vehicle auction or electronic security services business in the United States to cease to supply, or restrict or vary the terms of supply to, that company; or

      (d) approach an employee of a Group Company with a view to inducing such employee to leave the employment of that company.

(6) For the purposes of paragraphs (2) to (5) above, the Executive is interested in a person, company, entity or business if he carries it on as principal or agent or if (i) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business, or (ii) he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, or
      (iii) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business provided always that, however, the provisions of paragraphs (4) and (5) above shall not prohibit ownership by any person of not more than 5% of voting stock of any publicly held company which is so competitive.

(7) The restrictions in each paragraph or subparagraph above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modifications as may be necessary to make it valid.

(8) The Executive acknowledges that the provisions of this clause 17 are no more extensive than are reasonable to protect the Company and the Group.

18.   Payments fair and reasonable

The Company acknowledges and agrees that, due to the Executive's special talents and stature and because of the nature and compensation practices of services industries and in order to induce the Executive to continue in the employment of the Company, the provisions of this agreement regarding further payments in the event of termination of the employment of the Executive as set out in clause 16 above constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might otherwise earn or be able to earn from any other employment or ventures during the term of his employment hereunder.

19.   Assumption of agreement

The Company will require any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be in express terms and shall be obtained prior to the effectiveness of any such succession. As used in this agreement, "Company" shall mean the Company as first defined above and any successor to its business and/or assets as aforesaid.

20.   Binding agreement

(1) This agreement shall be binding upon and inure to the benefit of the Executive, his successors and assigns and to the benefit of the Company, its successors and assigns. Where appropriate, references to the Executive include his personal representatives. If the Executive dies while any amount is payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to his devisee, legatee or other designee or, if there is no such devisee, legatee or other designee to the personal representatives of his estate.

(2) Neither party may, without the express written consent of the other party, assign or pledge any rights or obligations under this agreement to any person, firm or company, save that the Executive may transfer by will or by operation of law (or by designation of beneficiary where a plan or other agreement so provides) any rights to compensation or benefits hereunder.

21.   Indemnification and insurance

(1) The Company agrees to indemnify to the fullest extent permitted by Bermuda law the Executive against all costs, losses and expenses which the Executive may incur or become liable to by reason of any contract entered into, or act or thing done by him as a director or officer of the Company or any of its Subsidiaries, or in any way in the discharge of his duties provided always that the indemnity contained in this clause 21 shall not extend to any matter which would render this clause 21 void pursuant to the laws of Bermuda.

(2) Subject to applicable laws and regulations, the Executive shall be covered by directors' and officers' liability insurance to the same extent as other senior executives of the Company.

22.   Miscellaneous

(1) All payments under this agreement shall be made in United States dollars. Except where expressly stated otherwise in this agreement, payments under clauses 6 and 8 above shall be made (i) on or before March 31 in the year following the end of the relevant fiscal year of the Company; or (ii) five days following the date upon which the Company's consolidated financial statements for the applicable fiscal year are adopted by the Board, whichever is later.

(2) All amounts paid to the Executive under this agreement are without prejudice to any other rights of the Executive against the Company and, except where expressly stated otherwise, are in addition to all other amounts due under this agreement. The Company's obligation to make the payments provided for in this agreement and to provide the benefits required hereby in accordance with this agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

(3) In addition to any other payments under this agreement, the Company shall pay to the Executive (or, where applicable, his estate) all legal fees and expenses reasonably incurred in connection with any dispute arising under this agreement (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of the employment of the Executive or in seeking to obtain or enforce any right or benefit provided by this agreement) unless the Executive's (or his estate's) claim is found by an arbitration tribunal or a court of competent jurisdiction to have been frivolous.

(4) This agreement represents the entire agreement of the parties with respect to the employment of the Executive by the Company and all or other agreements between the Executive and the Company shall cease to have effect. Notwithstanding the foregoing, nothing in this agreement shall affect or in any way prejudice any stock options or similar rights granted to the Executive by the Company prior to the date hereof. Subject to the rights of the parties under any applicable law, the provisions of this agreement shall survive termination of the employment hereunder.

(5) This agreement shall not be amended or modified nor shall any provision hereof be capable of being waived or discharged by any party except, in each case, by a written instrument executed by both of the parties hereto.

(6) No waiver by either party of any breach by the other party of a provision of this agreement shall be deemed to be a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(7) The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

(8) This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.   Notices

Any notice or other document to be served under or in connection with this agreement may be delivered or sent by facsimile process to the Company at its registered office for the time being or to the Executive at the address set out above. In addition, any such notice or document may be served at such other place or by sending it to such other facsimile number as may be designated in writing by like notice. Any notice shall be deemed to have been given 12 hours after being so delivered or communicated as required herein.

24.   Governing Law

This agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of Bermuda for the purpose of resolving any dispute hereunder.

AS WITNESS the hands of the Executive and of a duly authorized representative of the Company on the date first mentioned on page one.

                                          ADT LIMITED



                                          By: __________________________
                                              Name:
                                              Title:



                                          ______________________________
                                          Stephen J. Ruzika